As filed with the Securities and Exchange Commission on February 17, 2026

Registration No. 333-281845

Registration No. 333-207659

Registration No. 333-206473

Registration No. 333-162783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-3 Registration Statement No. 333-281845

Form S-3 Registration Statement No. 333-207659

Form S-3 Registration Statement No. 333-206473

POST-EFFECTIVE AMENDMENT NO. 2 to:

Form S-3 Registration Statement No. 333-162783

UNDER

THE SECURITIES ACT OF 1933

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Iowa	47-1206172
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

111 North Washington Street Green Bay, Wisconsin 54301 (920) 430-1400

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

 This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of MidWestOne Financial Group, Inc., an Iowa corporation (the “Registrant”):

•	File No. 333-281845, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 29, 2024, registering 150,000,000 of the Registrant’s Debt Securities, Preferred Stock, par value $0.00 per share, Depositary Shares, Common Stock, par value $1.00 per share, Purchase Contracts, Purchase Units, Units, Warrants, and Rights; and

•	File No. 333-207659, filed with the Commission on October 29, 2015, offering 2,723,083 shares of the Registrant’s Common Stock, par value $1.00 per share; and

•	File No. 333-206473, filed with the Commission on August 19, 2015, offering 300,000 shares of the Registrant’s Common Stock, par value $1.00 per share; and

•	File No. 333-162783, filed with the Commission on October 30, 2009, and amended on February 11, 2010, and pertaining to the offering of (i) the Warrant, or portions thereof, which expired on February 6, 2019, to purchase 198,675 shares of Common Stock at an exercise price of $12.08 per share, and (ii) the shares of Common Stock which were purchasable upon exercise of the Warrant.

 On February 13, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2025, by and between the Registrant and Nicolet Bankshares, Inc., a Wisconsin corporation (“Nicolet”), the Registrant merged with and into Nicolet (the “Merger”), with Nicolet continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, Nicolet, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on February 17, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Nicolet Bankshares, Inc., a Wisconsin corporation As successor by merger to MidWestOne Financial Group, Inc., an Iowa corporation

By:	/s/ H. Phillip Moore, Jr.
	Name:	H. Phillip Moore, Jr.
	Title:	Chief Financial Officer